UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2023

UGI Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
460 North Gulph Road, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: 610 337-1000
Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	UGI	New York Stock Exchange
Corporate Units	UGIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

UGI International, LLC and UGI International Holdings B.V. Multicurrency Facilities Agreement

On March 7, 2023 (the “Effective Date”), UGI International, LLC (“UGI International”) and UGI International Holdings B.V. (“UGI BV,” and together with UGI International, each a “Borrower” and together the “Borrowers”), each an indirect wholly owned subsidiary of UGI Corporation, entered into that certain Multicurrency Facilities Agreement (the “Credit Agreement”), by and among UGI International, UGI BV, Natixis, as agent (the “Agent”), and the lenders party thereto. In connection with the entering into of the Credit Agreement, UGI International has paid off in full and terminated that certain Multicurrency Facilities Agreement, dated as of October 18, 2018 (the “Existing Credit Agreement”), among UGI International, the lenders party thereto and Natixis, as agent, as amended, restated, supplemented or otherwise modified from time to time.

The Credit Agreement provides for (i) a €300 million term loan facility (“Facility A”) and (ii) a €500 million revolving credit facility, including a €100 million sublimit for swingline loans (“Facility B”). Borrowings under the Credit Agreement will bear interest at either (i) with respect to Facility A, the euro interbank offered rate and (ii) with respect to Facility B, the daily non-cumulative compounded RFR rate, in each case, plus the applicable margin. The applicable margin for Facility A ranges from 1.70% to 3.35%, and for Facility B from 1.35% to 3.35%, depending on the total net leverage ratio of UGI International and its subsidiaries on a consolidated basis.

The Credit Agreement has a maturity date of the fifth anniversary of the Effective Date. Each Borrower may voluntarily prepay its borrowings under the Credit Agreement, in whole or in part, without any premium or penalty. The Credit Agreement requires compliance with conditions precedent that must be satisfied prior to any borrowing.

The borrowings under the Credit Agreement are unsecured, and the obligations under the Credit Agreement are guaranteed by certain material subsidiaries of UGI International. As of the Effective Date, each Borrower is the sole guarantor. Proceeds of the Credit Agreement were used to refinance the Existing Credit Agreement and are available to finance the working capital needs of UGI International and its subsidiaries and for general corporate purposes in the ordinary course of business.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants relating to financial reporting, compliance with laws and material contractual obligations, payment of obligations including tax liabilities, preservation of existence, books and records and inspection rights, maintenance of properties and insurance, limitations on indebtedness and liens, restrictions on mergers and sales of assets, and limitations on investments, restricted payments and transactions with affiliates. In addition, the Credit Agreement requires UGI International to maintain a consolidated net leverage ratio of not more than 3.85 to 1.00, provided that the maximum ratio permitted may be increased to 4.25 to 1.00 for two consecutive testing dates following a permitted acquisition. This ratio is tested every March 31 and September 30 commencing on March 31, 2023.

The Credit Agreement provides for customary events of default, including, among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, a cross-default to other indebtedness in excess of a threshold amount, the bankruptcy or insolvency of a Borrower, or any of UGI International’s significant subsidiaries, monetary judgment defaults in excess of a threshold amount, and ERISA defaults resulting in a material adverse effect. In the event of a default, the Agent may, and at the request of the requisite number of lenders shall, declare all amounts owed under the Credit Agreement immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth above in Item 1.01 regarding the Existing Credit Agreement is hereby incorporated into this Item 1.02 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Credit Agreement is hereby incorporated into this Item 2.03 by reference. This description is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Multicurrency Facilities Agreement, dated March 7, 2023, by and among UGI International, LLC, UGI International Holdings B.V. the guarantors party thereto, the lenders party thereto and Natixis, as agent.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 8, 2023	By:	/s/ Jessica A. Milner
	Name:	Jessica A. Milner
	Title:	Assistant Secretary